Exhibit 99.1

Park City Group Reports Fiscal Second Quarter Results

Increase in Customer Wins and Operating Cash Flow;
Company on Track for Full Year Expectations of Earnings Per Share

PARK CITY, UT – February 11, 2010 - Park City Group, Inc. (OTCBB: PCYG), a developer of patented retail supply chain solutions and services, today announced its financial results for the fiscal second quarter and half year ended December 31, 2009.

Highlights:

•	Revenue of $2.5 million in F2Q10, up over 400% from prior year period
•	Fifth consecutive quarter of positive Adjusted EBITDA*
•	Adjusted EBITDA of $567,000 in F2Q10 increased by over 350% from adjusted pro-forma EBITDA in F2Q09
•	Positive operating cash flow of $317,196 in the Six Months Ended, December 31, 2009, compared with negative operating cash flow of ($896,441) for same period in 2008
•	Added 7 retail hubs in calendar 2009, bringing the total to 15
•	Reaffirms fiscal year guidance for adjusted EBITDA
•	On track for increased positive cash flow from operations and positive earnings per share

Commenting on the financial results, Randall K. Fields, Park City Group’s Chairman and CEO, said, “Our fiscal year 2010 second quarter revenue, adjusted EBITDA and positive operating cash from operations exceeded our expectations driven by continued market penetration that has contributed to the formation of an expanded base of recurring revenue.  This progress reflects the successful execution of our Software-as-a-Service strategy.”

Mr. Fields continued, “Our operational and financial achievements are all the more impressive in that we were able to execute our growth initiatives despite the traditionally slower December-ended quarter when retailers are concentrating on their peak seasonal period over new information technology implementation.  These favorable trends have enabled us to remain well on track with our fiscal 2010 annual financial performance plan to significantly exceed our 2009 results.  We are pleased to reaffirm our fiscal 2010 guidance for adjusted EBITDA of approximately $2.3 million, and expect to report positive cash flow from operations and positive earnings per share for the full fiscal year.”

Fiscal 2010 Second Quarter Results

Park City Group reported total revenue of $2.5 million for quarter ended December 31, 2009, compared with $454,000 for the quarter ended December 31, 2008. The increase in revenue is primarily the result of higher revenues from an expanding base of retail hub customers and the addition of revenue resulting from the acquisition of Prescient Applied Intelligence, Inc. that occurred in January of 2009.

The Company reported a net loss of ($68,018) for the quarter ended December 31, 2009, compared with a net loss of ($925,395) in the same period in 2008.

Adjusted EBITDA increased to $567,000 for the quarter ended December 31, 2009 from an adjusted EBITDA loss of ($733,000) in the same period in 2008.  Adjusted pro forma EBITDA increased to approximately $567,000 for the quarter ended December 31, 2009, compared with pro-forma (for the Prescient acquisition) adjusted EBITDA of $124,000 for the prior year’s second quarter.  Adjusted EBITDA excludes certain non-cash items such as non-cash stock compensation, allowance for doubtful accounts, and acquisition related costs.

The net loss applicable to common shareholders for the quarter ended December 31, 2009 was ($150,757), or ($0.01) per common share, compared with a net loss of ($1,165,073) in the prior year’s second quarter, or $(0.12) per common share.

Results for the quarter ended December 31, 2009 reflect an increase in revenue from organic growth and the Prescient acquisition, more favorable margins from an expanded base of Software-as-a-Service revenues, and continued effective management of expenses.

Fiscal 2010 First Half Results

Park City Group reported total revenue of $5.2 million for the first six months of fiscal year 2010 ended December 31, 2009, compared with $984,340 for the same period of fiscal 2009. The increase in revenue is primarily the result of higher revenues from an expanding base of retail hub customers and the addition of revenue resulting from the acquisition of Prescient Applied Intelligence, Inc. that occurred in January of 2009.

The Company reported a net income of $100,376 for the first half year of fiscal 2010, compared with a net loss of ($2.1 million) in the same period of fiscal 2009.

Adjusted EBITDA increased to $1.3 million for the six months ended December 31, 2009, from an adjusted EBITDA loss of ($1.4 million) in the same period of fiscal 2009.  Adjusted pro forma EBITDA increased to approximately $1.3 million for the six months ended December 31, 2009, when compared with pro-forma (for the Prescient acquisition) adjusted EBITDA loss of ($473,000) for the prior fiscal year period.  Adjusted EBITDA excludes certain non-cash items such as non-cash stock compensation, allowance for doubtful accounts, and acquisition related costs.

The net loss applicable to common shareholders for the six months ended December 31, 2009 was ($63,854), or ($0.01) loss per common share, compared with a pro-forma net loss of ($2,374,957) in the prior year’s six month period, or $(0.25) loss per common share.

Conference Call

The Company will host a conference call today at 4:30 P.M. EST to discuss its second quarter fiscal year 2010 financial results.  Shareholders and other interested parties may participate in the conference call by dialing (877) 278-9471 or (International) (763) 488-3310 and entering Conference ID #54952024.

A replay of the conference call will be accessible until March 11, 2010 by dialing (800) 642-1687 or (International) (706) 645-9291 and entering Conference ID #54952024.

*Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization (EBITDA) is calculated as net income before deducting interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes items such as impairment charges, charges to consolidate and integrate recently acquired businesses, costs of closing corporate facilities, non-cash stock based compensation and other non-cash charges.  Adjusted pro-forma EBITDA excludes certain items and considers non-GAAP results as if the companies were combined July 1, 2008. Although EBITDA, adjusted EBITDA, and adjusted pro-forma EBITDA are not measures of actual cash flow because they do not consider changes in assets and liabilities that may impact cash balances, the Company’s management reviews these non-GAAP financial measures internally to evaluate the Company’s performance and manage the operations. Additionally, the Company believes they are useful metrics to evaluate operating performance and has therefore included such measures in the reporting of operating results.

About Park City Group

Park City Group (OTCBB: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it.  Our service increases our customers’ sales and profitability while enabling lower inventory levels for both retailers and their suppliers.  For more information, go to www.parkcitygroup.com.

# # #

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K for the year ended June 30, 2009, its quarterly report on Form 10-Q for the quarter ended December 31, 2009, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

IR Contact
Jordan M. Darrow
Darrow Associates
(631) 367-1866
jdarrow@darrowir.com

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PARK CITY GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008

Revenues:
Subscriptions	$1,584,452	$79,166	$3,005,682	$137,270
Maintenance	654,229	299,686	1,328,686	588,318
Professional services	231,759	65,650	624,463	210,952
License fees	28,680	9,560	229,690	47,800

Total Revenues	2,499,120	454,062	5,188,521	984,340

Operating expenses:
Cost of Services and Product Support	990,443	455,222	2,015,791	1,035,766
Sales and marketing	407,971	232,532	854,384	533,004
General and administrative	791,365	508,601	1,491,335	923,842
Depreciation and amortization	203,514	137,678	410,039	273,241

Total Operating Expenses	2,393,293	1,334,033	4,771,549	2,765,853

Income (Loss) from Operations	105,827	(879,971)	416,972	(1,781,513)

Other income (expense):
Equity in subsidiary loss	-	34,409	-	(162,796)
Gain on Refinance	-	-	43,811	-
Other gains	-	100	24,185	100
Interest income (expense)	(173,845)	(79,933)	(384,592)	(102,674)

(Loss) income before income taxes	(68,018)	(925,395)	100,376	(2,046,883)

(Provision) benefit for income taxes	-	-	-	-

Net (loss) income	$(68,018)	$(925,395)	$100,376	$(2,046,883)

Dividends on Preferred stock	$(82,739)	$(239,678)	$(164,230)	$(328,074)

Net loss applicable to common shareholders	$(150,757)	$(1,165,073)	$(63,854)	$(2,374,957)

Weighted average shares, basic	10,660,000	9,435,000	10,630,000	9,390,000
Weighted average shares, diluted	10,660,000	9,435,000	10,634,000	9,390,000
Basic (loss) income per share	$(0.01)	$(0.12)	$(0.01)	$(0.25)
Diluted (loss) income per share	$(0.01)	$(0.12)	$(0.01)	$(0.25)

PARK CITY GROUP, INC. AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

		For the Three Months Ended		For the Six Months Ended
(In 000's)		December 31,		December 31,
Unaudited Results of Operations		2009	2008	2009	2008
Net income (loss)		$(68)	$(925)	$100	$(2,047)

Non-GAAP Adjustments:
Depreciation and amortization		204	138	411	274
Bad debt expense		94	(16)	139	(16)
Stock issued for services and expenses		126	(36)	211	27
Loss on equity method investment		-	(34)	-	163
Interest, net		174	80	385	103
Acquisition related costs, net of negotiated settlements	(b)	37	60	41	131
Adjusted Non-GAAP EBITDA (loss)		$567	(733)	$1,287	$(1,365)

		For the Three Months Ended		For the Six Months Ended
(In 000's)		December 31,		December 31,
Unaudited pro-forma combined condensed		2009	2008	2009	2008
financial statements
Net income (loss)		$(68)	(494)	$100	$(4,044)

Non-GAAP Adjustments:
Impairment of goodwill		-	-	-	2,370
Depreciation and amortization		204	259	411	516
Bad debt expense		94	52	139	111
Stock issued for services and expenses		126	20	211	116
Loss on equity method investment		-	-	-	197
Interest, net		174	107	385	158
Provision for income taxes		-	8	-	16
Acquisition related costs, net of negotiated settlements	(b)	37	172	41	87
Adjusted Pro Forma EBITDA (loss)	(a)	$567	124	$1,287	$(473)

(a) The unaudited pro-froma results of operations for the period ended December 31, 2009 and 2008, as though Prescient had been acquired as of July 1, 2008.

(b) Acquisition related costs are certain costs that were incurred during the period that were not capitalized.  These costs include rents incurred on vacant corporate facilities and data centers, travel, training and costs to rebrand the combined Company.